As filed with the United States Securities and Exchange Commission on July 5, 2012

Registration No. 333-179366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHAMBERS STREET PROPERTIES

(Exact name of Registrant as specified in its charter)

Maryland	56-2466617
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

47 Hulfish St., Suite 210

Princeton, NJ 08542

(609) 683-4900

Jack A. Cuneo

President and Chief Executive Officer

Chambers Street Properties

47 Hulfish Street, Suite 210

Princeton, NJ 08542

(609) 683-4900

Copies to:

Jason D. Myers Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000	David C. Roos Moye White LLP 1400 16th Street Denver, CO 80202 (303) 292-2900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Explanatory Note

Effective July 1, 2012, CB Richard Ellis Realty Trust changed its legal name to “Chambers Street Properties.” This Post Effective Amendment No. 1 to the Registration Statement on Form S-3 is being amended to reflect the change in the registrant’s legal name from CB Richard Ellis Realty Trust to Chambers Street Properties.

PROSPECTUS CHAMBERS STREET PROPERTIES Second Amended and Restated Dividend Reinvestment Plan 25,000,000 Common Shares of Beneficial Interest

We are a Maryland self-managed real estate investment trust that invests in real estate, focusing on office, industrial (primarily warehouse/distribution), retail and potentially in multi-family residential properties. We have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. As of March 31, 2012, we owned, on a consolidated basis, 78 office, industrial (primarily warehouse/distribution) and retail properties (including a consolidated joint venture office development property) located in 16 states (Arizona, California, Colorado, Florida, Georgia, Illinois, Kentucky, Massachusetts, Minnesota, New Jersey, North Carolina, Pennsylvania, South Carolina, Texas, Utah and Virginia) and in the United Kingdom, encompassing approximately 15,784,000 rentable square feet, in the aggregate. As used in this prospectus, the terms “we,” “our,” and “us” include Chambers Street Properties and its subsidiaries.

We have established a second amended and restated dividend reinvestment plan, or the plan, designed to allow our existing shareholders and persons who receive our shares upon conversion of operating partnership units of CSP Operating Partnership, LP, or our operating partnership, and collectively, the Participants, to have dividends and other distributions otherwise distributable to them invested in additional common shares. Some of the significant features of the plan are as follows:

•	Participants may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares under the plan.

•	The purchase price for shares under the plan will be determined by our board of trustees and will initially be $9.50 per share.

•

Shareholders may elect to participate in the plan by completing and executing an enrollment form. Participation in the plan will begin with the next dividend made after receipt of your enrollment form provided such notice is received more than 30 days prior to the last day of the fiscal quarter. If you are already enrolled in the plan, no action is required.

•	DST Systems, Inc. serves as the plan administrator.

•

Participants may terminate their participation (in whole and not in part) in the plan at any time, without penalty, by providing written notice to us at least ten business days prior to the last day of the fiscal period to which the distribution relates. To be effective for any distribution, such notice must be received by us at least ten business days prior to the last day of the fiscal period to which the distribution relates.

•	Our board of trustees may amend or terminate the plan for any reason upon ten days’ written notice to the Participants.

•

We expect to offer shares pursuant to the plan until the earlier of February 3, 2015 or the date we sell all $237,500,000 worth of shares in this offering; provided, however, that we may extend this offering to the extent permitted by applicable law and we may amend or terminate the plan at any time. This offering must be registered in certain states. Such registrations are generally for a period of one year, subject to renewal or extension for one or more additional years.

•

If you elect to have your dividends reinvested in shares (including any fractional share) pursuant to the plan, you will be treated for U.S. federal income tax purposes as having received a distribution in the amount of the fair market value of our common shares on the dividend payment date, multiplied by the number of shares (including any fractional share) purchased plus any brokerage fees, commissions or administrative costs paid by us on your behalf in connection with the reinvestment. In addition, because shares purchased with reinvested dividends may be purchased at up to a 5% discount (including any of the above fees and costs paid by us on your behalf), the taxable income received by you as a Participant in the plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

You should carefully consider the specific risks set forth under the caption “Risk Factors” on page 3 of this prospectus and under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, as may be updated from time to time by future filings under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference into this prospectus, before making an investment decision. This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.

There currently is no public trading market for our shares. If you are able to sell your shares, you would likely have to sell them at a substantial discount.

	Price to public	Maximum proceeds to us, before expenses
Second Amended and Restated Dividend Reinvestment Plan Offering Per Share	$9.50	$9.50
Total Offering Amount(1)	$237,500,000	$237,500,000

(1)	Assumes we sell 25,000,000 shares pursuant to the plan at a price of $9.50 per share.

Neither the Securities and Exchange Commission, or the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common shares, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The use of forecasts in this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in this program is not permitted.

July 5, 2012

SUITABILITY STANDARDS

An investment in our company involves significant risk and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

¡	a net worth of at least $250,000, or

¡	a gross annual income of at least $70,000 and a net worth of at least $70,000.

In addition, we will not sell shares to investors in the states named below unless they meet special suitability standards:

Alabama, Iowa, Kentucky, Michigan, Missouri, Ohio, Oregon and Pennsylvania—In addition to our suitability requirements, you may invest no more than 10% of your net worth (not including home, furnishings and personal automobiles) in our shares.

Kansas and Massachusetts—In addition to our suitability requirements, it is recommended that you limit your aggregate investment in our shares and other non-exchange-traded REITs to not more than 10% of your liquid net worth. For this purpose, “liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

Those selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each shareholder based on information provided by the shareholder regarding the shareholder’s financial situation and investment objectives.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should carefully read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

PROSPECTUS SUMMARY

Chambers Street Properties

We are a Maryland self-managed real estate investment trust that invests in real estate, focusing on office, industrial (primarily warehouse/distribution), retail and potentially in multi-family residential properties. We have elected to be taxed as a REIT for U.S. federal income tax purposes.

We commenced operations in July 2004, following an initial private placement of our common shares of beneficial interest. We raised aggregate net proceeds (after commissions and expenses) of approximately $55,500,000 from July 2004 to October 2004 in private placements of our common shares. On October 24, 2006, we commenced an initial public offering of up to $2,000,000,000 in our common shares. Our initial public offering was terminated effective as of the close of business on January 29, 2009. As of the close of business on January 29, 2009, we had sold a total of 60,808,967 common shares in the initial public offering, including 1,487,943 common shares which were issued pursuant to the plan, and received $607,345,702 in gross proceeds.

On January 30, 2009, we commenced a follow-on public offering of up to $3,000,000,000 in our common shares. Our follow-on public offering was terminated effective as of the close of business on January 30, 2012. As of the close of business on January 30, 2012, we had sold a total of 190,672,251 common shares in the follow-on public offering, including 11,170,603 common shares which were issued pursuant to our dividend reinvestment plan, and received $1,901,137,211 in gross proceeds.

As of March 31, 2012, we owned, on a consolidated basis, 78 office, industrial (primarily warehouse/distribution) and retail properties (including a consolidated joint venture office development property) located in 16 states (Arizona, California, Colorado, Florida, Georgia, Illinois, Kentucky, Massachusetts, Minnesota, New Jersey, North Carolina, Pennsylvania, South Carolina, Texas, Utah and Virginia) and in the United Kingdom. In addition, we have ownership interests in five unconsolidated entities that, as of March 31, 2012, owned interests in 54 properties. Excluding those properties owned through our investment in CB Richard Ellis Strategic Partners Asia II, L.P., we owned, on an unconsolidated basis, 46 office, industrial and retail properties located in 10 states (Arizona, Florida, Illinois, Indiana, Minnesota, Missouri, North Carolina, Ohio, Tennessee and Texas) and in the United Kingdom and Europe.

Our principal offices are located at 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542. Our internet address is www.chambersstreetproperties.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form a part of this prospectus or any other report or document we file with or furnish to the SEC.

Our Board of Trustees

We operate under the direction of our board of trustees, the members of which are accountable to us and our shareholders as fiduciaries. The board is responsible for the management and control of our affairs. Our board of trustees currently consists of five trustees, three of whom are independent (as such term is defined by the applicable rules of the SEC and our second amended and restated declaration of trust, as amended from time to time, or the Declaration of Trust). Each trustee is elected by our shareholders for a one-year term and serves until his or her successor has been duly elected and qualified.

Our Qualification as a REIT

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our shareholders. As a REIT, we generally must distribute at least 90% of our annual net taxable income (excluding net capital gains) to our shareholders, and we are subject to regular corporate income tax to the extent that we distribute less than 100% of our annual net taxable income. If we fail to qualify as a REIT in any taxable year, our operations and ability to make distributions will be adversely affected because we will be subject to U.S. federal income tax on our taxable income at regular corporate rates with no deductions for distributions made to our shareholders. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to excise tax, alternative minimum tax and state and local taxes.

Terms of the Offering

We are offering up to 25,000,000 of our common shares of beneficial interest to the Participants. Shares will be sold initially at a price of $9.50 per share. In the event that our board of trustees determines that the fair market value of our common shares has changed, common shares will thereafter be sold pursuant to the plan at a price determined by our board of trustees, which price shall not be less than 95% of the fair market value of a common share on the reinvestment date (including any administrative costs paid by us on Participants’ behalf) as so determined.

We expect to offer shares pursuant to the plan until the earlier of February 3, 2015 or the date we sell all $237,500,000 worth of shares in this offering; provided, however, that we may extend this offering to the extent permitted by applicable law and we may amend or terminate the plan at any time upon ten days written notice to Participants. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is effective for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Second Amended and Restated Dividend Reinvestment Plan

This prospectus describes the plan pursuant to which you may have the distributions you receive reinvested in shares of our common shares. Shareholders who receive dividends and other distributions in the form of shares are generally subject to the same U.S. federal, state and local tax consequences as are shareholders who elect to receive their distributions in cash. However, since a participating shareholder’s cash dividends will be reinvested, such shareholder will not receive cash with which to pay any applicable taxes on reinvested dividends. See “Certain U.S. Federal Income Tax Consequences—Tax Consequences of Participation in Our Plan” for a more detailed discussion.

Use of Proceeds

The proceeds raised pursuant to the plan will be used to invest in real estate assets, to pay down outstanding debt, to fund our share redemption program and for working capital purposes.

Incorporation by Reference

The registration statement, of which this prospectus is a part, incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, our proxy statement filed on April 30, 2012, as well as all future documents we file pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

An investment in our common shares involves various risks and uncertainties. You should carefully consider the specific risks set forth below and under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, as may be updated from time to time by future filings under the Exchange Act which are incorporated by reference into this prospectus, before purchasing our common shares. The risks discussed in our reports can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common shares to decline and could cause you to lose all or part of your investment.

We sold our common shares in a fixed price offering, and will continue to sell shares pursuant to the plan in a fixed price offering. The fixed offering price may not accurately represent the current value of our assets at any particular time; therefore, the purchase price paid for our common shares may be higher than the value of our assets per common share at the time of purchase.

Our public offerings were fixed price offerings, which means that the offering price for our common shares was fixed and did not vary based on the underlying value of our assets at any time. Our board of trustees arbitrarily determined the offering price in its sole discretion. Shares in our public offerings were sold at a price per share of $10.00 and shares were sold pursuant to the plan at a price of $9.50 per share. In this offering, shares will be sold initially at a price of $9.50 per share. In the event that our board of trustees determines that the fair market value of our common shares has changed, common shares will thereafter be sold pursuant to the plan at a price determined by our board of trustees, which price shall not be less than 95% of the fair market value of a common share on the reinvestment date (including any administrative costs paid by us on Participants’ behalf) as so determined.

The fixed offering price for our common shares does not reflect and continues not to reflect, and is not derived from, the fair market value of our properties and other assets nor does it represent the amount of net proceeds that would result from an immediate liquidation of those assets, because the amount of proceeds available for investment from our public offerings was net of selling commissions, dealer manager fees, other organization and offering costs and acquisition fees and expenses. Further, the fixed price of our common shares at any time does not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments and how developments related to individual assets may have increased or decreased the value of our portfolio. Therefore, the fixed offering price established for our common shares may not accurately represent the current or future value of the assets per share of our common shares at any particular time, and if a valuation were to occur, the value per share may be less than the price for which such shares were sold.

FORWARD-LOOKING STATEMENTS

This prospectus contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

¡	our business strategy;

¡	our ability to obtain future financing arrangements;

¡	estimates relating to our future distributions;

¡	our understanding of our competition;

¡	market trends;

¡	projected capital expenditures;

¡	the impact of technology on our products, operations and business; and

¡	the use of the proceeds of this offering and subsequent offerings.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

¡	national, regional and local economic climates;

¡	the continued volatility and disruption of capital and credit markets;

¡	changes in supply and demand for office, industrial, retail, and multi-family residential properties;

¡	adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs;

¡	availability and credit worthiness of prospective tenants;

¡	our ability to maintain rental rates and maximize occupancy;

¡	our ability to identify acquisitions;

¡	our pace of acquisitions and/or dispositions of properties;

¡	our corporate debt ratings and changes in the general interest rate environment;

¡	availability of capital (debt and equity);

¡	our ability to refinance existing indebtedness or incur additional indebtedness;

¡	unanticipated increases in financing and other costs, including a rise in interest rates;

¡	the actual outcome of the resolution of any conflict;

¡	our ability to successfully operate acquired properties;

¡	availability of and ability to retain qualified personnel;

¡	future terrorist attacks in the United States or abroad;

¡

our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and our operating partnership’s ability to satisfy the rules in order for it to qualify as a partnership for U.S. federal income tax purposes;

¡	foreign currency fluctuations;

¡	accounting principles and policies and guidelines applicable to REITs;

¡	legislative or regulatory changes adversely affecting REITs and the real estate business;

¡	environmental, regulatory and/or safety requirements; and

¡	other factors discussed under the “Risk Factors” section of this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

SUMMARY OF THE SECOND AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

The following is a summary of the plan that allows you to have dividends and other distributions otherwise distributable to you invested in additional common shares. As of March 31, 2012, we had issued 12,658,527 common shares pursuant to the plan. A complete copy of the plan as currently in effect is included in this prospectus as Appendix B.

Administrator

DST Systems, Inc. serves as the plan administrator. The plan administrator administers the plan, keeps records and provides each Participant with purchase confirmations.

Eligibility

Participants are eligible to participate in the plan, provided such persons meet the investor suitability and minimum purchase requirements of their states of residence. See “Suitability Standards.” We may elect to deny your participation in the plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

Election to Participate

Assuming you are eligible, you may elect to participate in the plan by completing an enrollment form. Your participation in the plan will begin with the next dividend made after receipt of your enrollment form provided such notice is received more than 30 days prior to the last day of the fiscal quarter. Once enrolled, you may continue to purchase shares under the plan until we have terminated the plan. If you participate in the plan, all of your dividends will be reinvested through the plan.

Share Purchases

Our board of trustees determined that the offering price for shares under the plan will initially be $9.50 per share.

In our recent public offering of common shares, the price per common share was $10.00. Shares will be sold initially at a price of $9.50 per share. In the event that our board of trustees determines that the fair market value of our common shares has changed, common shares will thereafter be sold pursuant to the plan at a price determined by our board of trustees, which price shall not be less than 95% of the fair market value of a common share on the reinvestment date (including any administrative costs paid by us on Participants’ behalf) as so determined.

There is no public trading market for our common shares. The initial offering price per share may not reflect the value of our underlying assets. The selling price also may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a shareholder may receive if we liquidated or dissolved. The purchase of fractional shares is a permissible, and likely, result of the reinvestment of dividends under the plan. Shares may be issued under the plan until all shares registered as part of this offering have been sold.

Investment of Distribution

Our plan administrator uses the aggregate amount of distributions to all Participants for each fiscal quarter to purchase shares (including fractional shares) for the Participants. If the aggregate amount of distributions to Participants exceeds the amount necessary to purchase all shares then available for purchase, the plan administrator will purchase all available shares and will return all remaining distributions to the Participants within 30 days after the date such distributions are made. Any distributions not so invested will be returned to Participants.

At this time, Participants do not have the option to make voluntary contributions to the plan to purchase shares in excess of the amount of shares that can be purchased with their distributions. Our board of trustees reserves the right, however, to amend the plan in the future to permit voluntary contributions to the plan by Participants, to the extent consistent with our objective of qualifying as a REIT.

Purchase Confirmations

The plan administrator provides a confirmation of your quarterly purchases under the plan. The plan administrator is to provide the confirmation to you or your designee within 30 days after the end of each quarter, which confirmation is to disclose the following information:

¡	each dividend reinvested for your account during the quarter;

¡	the date of the reinvestment;

¡	the number and price of the shares purchased by you; and

¡	the total number of shares in your account.

Fees and Commissions

We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the plan. We will not receive a fee for selling shares under the plan. We are responsible for all administrative charges and expenses charged by the plan administrator. Any interest earned on such distributions will be paid to us to defray certain costs relating to the plan.

Voting

You may vote all whole shares acquired through the plan.

Tax Consequences of Participation

The reinvestment of dividends does not relieve you of any taxes which may be payable on such dividends. When your dividends are reinvested to acquire shares (including any fractional share), you will be treated as having received a distribution in the amount of the fair market value of our common shares on the dividend payment date, multiplied by the number of shares (including any fractional share) purchased plus any brokerage fees, commissions or administrative costs paid by us on your behalf in connection with the reinvestment. You should be aware that, because shares purchased with reinvested dividends may be purchased at up to a 5% discount, the taxable income received by you as a Participant in the plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash. See “Certain U.S Federal Income Tax Consequences—Tax Consequences of Participation in our Plan.” We will withhold 28% of the amount of dividends or distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or dividends or fail to certify that you are not subject to withholding.

Termination of Participation

You may terminate your participation (in whole and not in part) in the plan at any time, without penalty, by providing written notice to us at least ten business days prior to the last day of the fiscal period to which the distribution relates. If you terminate your participation in the plan, the plan administrator will send a check to the shareholder of record (or, if the common shares are held in street or other nominee name, then to such nominee) in payment for the amount of any distributions that have not been reinvested in shares, and our record books will be revised to reflect the ownership records of your whole and fractional shares. Any transfer of your shares will effect a termination of the participation of those shares in the plan. You must promptly notify us should you no longer meet the suitability standards described under the “Suitability Standards” section of this prospectus or cannot make the other representations or warranties set forth in the enrollment form at any time prior to the listing of our shares on the New York Stock Exchange or another national exchange. We will terminate your participation to the extent that a reinvestment of your dividends in our shares would cause you to exceed the ownership limitation contained in our Declaration of Trust. In the event you terminate your participation in the plan, you may subsequently re-enroll in the plan upon receipt of the then current version of this prospectus or a separate current prospectus relating solely to the plan by notifying the plan agent and completing any required documents.

Amendment or Termination of Plan

We may amend or terminate the plan for any reason at any time upon ten days prior written notice to Participants.

Our Liability Under the Second Amended and Restated Dividend Reinvestment Plan

Neither we nor any of our officers, trustees, agents or employees will have any responsibility or liability as to the value of our shares, any change in the value of the shares acquired for each Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested.

In addition, neither we nor any of our officers, trustees, agents or employees will be liable under the plan for any act done in good faith, or for any good faith omission to act, including, without limitation, for any claims of liability (1) arising out of failure to terminate the Participant’s participation in the plan upon such Participant’s death prior to the date of receipt of notice or (2) with respect to the time and prices at which shares are purchased for a Participant. Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

Pursuant to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, or the Maryland REIT Law, and the North American Securities Administrators Association Statement of Policy Regarding Real Estate Investment Trusts, or the NASAA Guidelines, our Declaration of Trust provides that until our shares are listed on a national securities exchange, our trustees, the former investment advisor and its affiliates will be indemnified by us for losses arising from our operation only if all of the following conditions are met:

¡	our trustees, the former investment advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

¡	our trustees, the former investment advisor or its affiliates were acting on our behalf or performing services for us;

¡	in the case of affiliated trustees, the former investment advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

¡	in the case of independent trustees, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

¡	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the shareholders.

Our Declaration of Trust provides that until our shares are listed on a national securities exchange, indemnification of the trustees, officers, employees, agents, the former investment advisor, affiliates or any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or U.S. federal securities laws, unless one or more of the following conditions are met:

¡	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

¡	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

¡

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our Declaration of Trust provides that until our shares are listed on a national securities exchange, the advancement of our funds to our trustees, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

¡	the legal action relates to acts or omissions with respect to the performance of duties or on behalf of us;

¡

our trustees, officers, employees, agents, advisor or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification;

¡

the legal action is initiated by a third party who is not a shareholder or, if the legal action is initiated by a shareholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and

¡

our trustees, officers, employees, agents, advisor or affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such trustees, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

Subject to the restrictions described above, we have entered into indemnification agreements with each of our trustees and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law (subject to the restrictions contained in our Declaration of Trust), and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our trustees and executive officers under our trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law (subject to the restrictions contained in our Declaration of Trust), it provides greater assurance to our trustees and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of trustees or the shareholders to eliminate the rights it provides.

Participants should recognize that we cannot assure a profit or protect against a loss on the shares purchased for you under the plan.

Governing Law

The terms and conditions of the plan and its operation are governed by the laws of the State of Maryland.

Contact for Answers to Questions Regarding the Second Amended and Restated Dividend Reinvestment Plan

All inquiries regarding the plan should be directed to:

Chambers Street Properties

c/o DST Systems, Inc.

PO Box 219001

Kansas City, MO 64121-9001

USE OF PROCEEDS

The proceeds raised pursuant to the plan will be used to invest in real estate assets, to pay down outstanding debt, to fund our share redemption program and for working capital purposes. We cannot predict with any certainty how much of the plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with the registering and offering of the shares under the plan, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares. For purposes of this section under the heading “Certain U.S. Federal Income Tax Consequences,” references to “the company,” “we,” “our” and “us” mean only Chambers Street Properties and not its subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, the regulations promulgated by the Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service, or IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances, or to shareholders subject to special tax rules, such as:

¡	U.S. expatriates;

¡	persons who mark-to-market our common shares;

¡	subchapter S corporations;

¡	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

¡	financial institutions;

¡	insurance companies;

¡	broker-dealers;

¡	regulated investment companies, or RICs;

¡	trusts and estates;

¡	holders who receive our common shares through the exercise of employee share options or otherwise as compensation;

¡	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

¡	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

¡	persons holding their interest through a partnership or similar pass-through entity;

¡	persons holding a 10% or more (by vote or value) beneficial interest in us; and except to the extent discussed below:

¡	tax-exempt organizations; and

¡	Non-U.S. shareholders (as defined below).

This summary assumes that shareholders will hold our common shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE

URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES.

Taxation of the Company

We have elected to be taxed as a REIT under Sections 856 through 860 the Internal Revenue Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with the offering. We have received the opinion of Clifford Chance US LLP to the effect that, beginning with our taxable year ended December 31, 2004, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our method of operation enables us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP was given as of its date and was based on various assumptions relating to our organization and operation, and was conditioned upon representations and covenants made by our management and affiliated entities regarding our organization, assets, and present and future conduct of our business operations, including an assumption that, if we were considered to have failed the 5% gross asset test as a result of our investment in a money market mutual fund (as discussed under the caption “—Asset Tests” below) during our taxable year ended December 31, 2005, such failure was due to reasonable cause and not willful neglect, and that we otherwise satisfied all of the other requirements necessary for relief from such potential violation under certain mitigation provisions of the Internal Revenue Code. We believe that we exercise ordinary business care and prudence in attempting to satisfy the REIT income and asset tests set forth below, including the 5% gross asset test, and, accordingly, we believe any noncompliance with the REIT 5% gross asset test resulting from our investment in the fund during 2005 was due to reasonable cause and not willful neglect. We also have complied with the requirements of the mitigation provisions of the Internal Revenue Code with respect to such potential noncompliance with the 5% gross asset test, and, therefore, our qualification as a REIT should not be affected. However, the IRS is not bound by our determination, and no assurance can be provided that the IRS will not assert that we failed to comply with the REIT 5% gross asset test as a result of our investment in the fund and that such failure was not due to reasonable cause. While we believe that we are organized and intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to update its opinion or to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that our actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from an investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.

For tax years through 2012, shareholders who are individual U.S. shareholders (as defined below) are generally taxed on corporate dividends at a maximum U.S. federal income tax rate of 15% (the same as long-term capital gains) thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2012.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Shareholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

¡	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

¡	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

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If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests

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If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification—General.”

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A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any entity which we designate as a “taxable REIT subsidiary,” or TRS, (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If we acquire appreciated assets from a C corporation (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares. Shareholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated.

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We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including any TRS the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries are subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)

in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities); and

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)

that meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our Declaration of Trust provides restrictions regarding the ownership and transfer of its shares, which are intended, among other purposes, to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us.) A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described further below), that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT (and partnerships owned by a single partner for U.S. federal income tax purposes are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded entities and partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our shareholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’ debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of shares or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not held for sale to customers in the ordinary course of business in the hands of the borrower or us.

To the extent that we derive interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits of any person. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by us, as described below.

Rents received by us will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the customers of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to customers of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to customers or others through a TRS without disqualifying the rental income received from customers for purposes of the REIT income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any lessee which is a corporation, shares possessing 10% or more of the total combined voting power of all classes of shares entitled to vote, or 10% or more of the total value of shares of all classes of shares of such lessee, or (ii) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee.

If in the future we receive, directly or indirectly, distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries, these distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from another REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Because we have made investments outside the U.S., we are subject to foreign currency gains and losses. Foreign currency gain that qualifies as “real estate foreign exchange gain” is excluded from both the 75% and 95% income tests, while income from foreign currency gain that qualifies as “passive foreign exchange gain” is excluded from the 95% income test, but is treated as non-qualifying income for the 75% income test. “Real estate foreign exchange gain” is foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under debt obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes foreign currency gain attributable to a qualified business unit, or QBU, of the REIT if the QBU meets the 75% income test for the taxable year and the 75% asset test at the close of each quarter of the taxable year that the REIT directly or indirectly owned an interest in the QBU. “Passive foreign exchange gain” includes all real estate foreign exchange gain plus foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 95% income test, (ii) the acquisition or ownership of debt obligations and (iii) becoming or being the obligor under debt obligations. The Treasury Department has the authority to expand the definition of real estate foreign exchange gain and passive foreign exchange gain to include other items of foreign currency gain.

We may recognize foreign currency gains that are not treated as qualifying income for purposes of the 95% and 75% gross income tests. In addition, we earn income from equity investments in certain foreign corporations (including foreign TRSs). Based on the reasoning in recent IRS private letter rulings (which may be relied on only by the taxpayers who received such rulings), we believe that income inclusions with respect to such investments are qualifying income for purposes of the 95% gross income test (but non-qualifying income for purposes of the 75% gross income test). Notwithstanding the IRS’s determinations in such private letter rulings, it is possible that the IRS could assert that such income does not qualify for purposes of the 95% gross income test which, if successful, could adversely affect our ability to qualify as a REIT. We monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, shares or debt instruments attributable to the temporary investment of capital raised by us from the issuance of our shares or debt obligations with a maturity of at least 5 years (“qualified temporary investments”) but only for 1 year following the receipt of such capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, shares of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Also, for purposes of the 75% asset test, “cash” includes foreign currency if we (or a QBU) use the foreign currency as our functional currency, but only to the extent that such foreign currency is held for use in the normal course of our (or the QBU’s) activities that produce income qualifying for purposes of the REIT 75% or 95% income tests. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% (20% with respect to our taxable years ended prior to January 1, 2009) of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, a discrepancy caused by a change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1 % of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

In March 2005 we mortgaged one of our real estate properties and invested the proceeds in a money market mutual fund until June 2005 when the proceeds were used to purchase another real estate property. During the time the proceeds were invested in the fund, we treated the investment as a qualified temporary investment for purposes of the REIT asset test requirements. If our investment in the fund was not eligible for treatment as a qualified temporary investment, we may not have satisfied the REIT 5% gross asset test for the first quarter of 2005. Even if our investment in the fund resulted in our noncompliance with the REIT 5% gross asset test, however, we would retain our qualification as a REIT pursuant to certain mitigation provisions of the Internal Revenue Code provided our noncompliance was due to reasonable cause and not willful neglect, and certain other requirements are met including the payment of a $50,000 penalty tax. We believe that we exercise ordinary business care and prudence in attempting to satisfy the REIT income and asset tests including the 5% gross asset test, and, accordingly, we believe any noncompliance with the REIT 5% gross asset test resulting from our investment in the fund during 2005 was due to reasonable cause and not willful neglect. We have complied with the other requirements of the mitigation provisions of the Internal Revenue Code with respect to such potential noncompliance with the 5% gross asset test, including paying the $50,000 penalty tax, and, therefore, our qualification as a REIT should not be affected. The IRS is not bound by our determination, however, and no assurance can be provided that the IRS will not assert that we failed to comply with the REIT 5% gross asset test as a result of our investment in the fund and that such failure was not due to reasonable cause.

We intend to monitor compliance with the foregoing REIT asset requirements on an ongoing basis. The values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)	the sum of:

i.	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

ii.	90% of the net income (after tax), if any, from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among different classes of shares as set forth in the organizational documents.

A redemption of our shares by a shareholder, regardless of whether such redemption is treated as a dividend or a sale or exchange for U.S. federal income tax purposes (see “Certain U.S. Federal Income Tax Consequences—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Redemptions” below) may be treated as a preferential dividend not eligible for the dividends paid deduction. If preferential, the redemption payments would not be taken into account in determining whether the 90% distribution requirement has been met. We do not intend to redeem shares if as a result we would be subject to regular corporate income or excise taxes on our undistributed net income.

IRS guidance allows a REIT to offer shareholders participating in its dividend reinvestment program up to a 5% discount on shares purchased through the dividend reinvestment plan, without treating such reinvested dividends as preferential. Our plan offers a 5% discount. In 2007, 2008 and the first two quarters of 2009, common shares issued pursuant to our plan were treated as issued as of the first day following the close of the quarter for which the distributions were declared, and not on the date that the cash distributions were paid to shareholders not participating in our plan. Because we declare dividends on a daily basis, including with respect to common shares issued pursuant to our plan, the IRS could take the position that distributions paid by us during these periods were preferential on the grounds that the discount provided to Participants effectively exceeded the authorized 5% discount or, alternatively, that the overall distributions were not pro rata among all shareholders. In addition, in the years 2007 through 2009 we paid certain IRA custodial fees in respect of IRA accounts that invested in our shares. The payment of certain of such amounts could be treated as dividend distributions to the IRAs, and therefore as preferential dividends as such amounts were not paid in respect of our other outstanding common shares.

Accordingly, we submitted a request to the IRS for a closing agreement under which the IRS would grant us relief for preferential dividends that may have been paid as a result of the manner in which we operated our plan and in respect of our payment of certain of such custodial fees. On July 8, 2011, the Company and the former investment advisor entered into a closing agreement with the IRS, or the Closing Agreement, pursuant to which (i) the IRS agreed not to challenge the Company’s dividends as preferential for its taxable years 2007, 2008 and 2009 as a result of the matters described above, and (ii) the former investment advisor paid a compliance fee of approximately $135,000 to the IRS. In accordance with the terms of the Closing Agreement, none of the Company, the Operating Partnership or any subsidiary thereof have directly or indirectly reimbursed or will directly or indirectly reimburse the former investment advisor for its payment of this compliance fee and none of the former investment advisor or its direct or indirect owners has deducted or will deduct the compliance fee from their taxable income. The Company and the former investment advisor expect to remain in compliance with the terms of the Closing Agreement, but any inadvertent non-compliance with such terms could result in adverse consequences for us. As a result of the Closing Agreement, the Company has met its Distribution Requirement for its taxable years ended December 31, 2007, 2008 and 2009.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we are subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) the inclusion of items in income by us for U.S. federal income tax purposes. Potential sources of non-cash taxable income include loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, which may include common or preferred shares. In the case of a taxable stock dividend, shareholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common shares. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our shareholders will generally be taxable in the case of our shareholders who are individual U.S. shareholders (as defined below), at a maximum rate of 15% (through 2012), and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. Any foreign currency gain attributable to a prohibited transaction will be taken into account in determining net income subject to the 100% prohibited transaction penalty tax. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including hedging instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments that we deem appropriate. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Notwithstanding the forgoing, any income and gain from hedging transactions entered into before July 31, 2008, which were entered into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made, or ordinary obligations incurred, to acquire or carry real estate assets, will be excluded from gross income for purposes of the 95% gross income test, but will be treated as non-qualifying income tax purposes of the 75% gross income test. We will be required to clearly identify any hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, fail to identify such hedges or hedge assets that are not real estate assets, the income from those transactions will likely be treated as non-qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurances we will be successful in this regard.

Foreign Investments

To the extent that our subsidiaries hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our shareholders as a foreign tax credit or otherwise. In addition, because we have made investments outside the U.S., we are subject to foreign currency gains and losses (described in “—Gross Income Tests” above).

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests based on our capital interest in such partnership and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships based on our capital interests in such partnerships. However, solely for purposes of the 10% value test (described in “—Asset Tests” above), the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. See “—Taxation of the Company” and “—Effect of Subsidiary Entities—Ownership of Partnership Interests” above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities in which we invest were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Taxation of the Company—Asset Tests” and “—Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT unless certain relief provisions of the Internal Revenue Code are applied. See “—Taxation of the Company” and “—Failure to Qualify” above, for a discussion of the effect of our failure to meet these tests and qualify for relief for a taxable year. In addition, any change in the status of any subsidiary partnerships in which we invest for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. Our operating partnership will elect to use the “traditional method” (without remedial or curative allocations or adjustments to other items to offset the effect of the “ceiling rule”) for making Section 704(c) allocations with respect to any revalued property of our operating partnership or its pass-through subsidiaries. Under the traditional method, which is the least favorable method from our perspective, we may be allocated reduced depreciation deductions for tax purposes as a result of any such tax-deferred contributions of property or revaluations. In addition, the traditional method could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to a sale of property by our operating partnership or its pass-through subsidiaries. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from our operating partnership. This excess taxable income is sometimes referred to as “phantom income” and will be subject to the REIT distribution requirements as described in “—Annual Distribution Requirements.” Because we rely on our cash distributions from the operating partnership to meet the REIT distributions requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our shareholders recognizing additional dividend income without an increase in distributions.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common shares that for U.S. federal income tax purposes is:

¡	a citizen or resident of the United States;

¡

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

¡	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

¡

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its tax adviser regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Distributions. Provided that we continue to qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable (through 2012) to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. shareholder has held its shares. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2012) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. shareholder’s shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)

the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)

the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Redemptions. A redemption of our common shares for cash will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend unless the redemption satisfies the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares taxable as described under “—Dispositions of Our Common Shares” below. The redemption will be treated as a sale or exchange if it (i) results in a “complete termination” of the U.S. shareholder’s share interest in us or (ii) is not “essentially equivalent to a dividend” with respect to the U.S. shareholder, in each case, within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether either of these tests has been met, shares considered to be owned by a U.S. shareholder by reason of certain constructive ownership rules, as well as shares actually owned by such holder, must generally be taken into account. Because the determination as to whether either of these tests under Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular U.S. shareholder depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. shareholders are advised to consult their tax advisors regarding the tax treatment of a redemption.

If a redemption of our common shares is treated as a distribution, the entire amount received (i.e., without any offset for the U.S. shareholder’s adjusted tax basis in our shares) will be taxable as a dividend as described under the caption “—Distributions” above. In such case, the U.S. shareholder’s adjusted tax basis in our shares will be transferred to our remaining shares held by such holder. If the U.S. shareholder holds none of our other shares, such basis may, under certain circumstances, be transferred to our shares held by a related person or it may be lost entirely.

Dispositions of Our Common Shares. In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the common shares at the time of the disposition. In general, a U.S. shareholder’s adjusted tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our common shares will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2012, if our common shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2012) if our common shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT shares or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their tax advisors with respect to their capital gain tax liability.

Capital losses recognized by a U.S. shareholder upon the disposition of our shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

If a U.S. shareholder recognizes a loss upon a subsequent disposition of our common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax adviser concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisers) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our common shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held our common shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our common shares are not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common shares generally should not be treated as UBTI to a tax-exempt U.S. shareholders.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI, unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Internal Revenue Code, (ii) is tax exempt under Section 501(a) of the Internal Revenue Code, and (iii) owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of our shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares and (C) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities) as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisers regarding the U.S. federal, state, local and foreign tax consequences of owning our shares.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to non-U.S. shareholders of our common shares. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common shares that is not a U.S. shareholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder’s investment in our common shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions. Unless (i) our common shares constitute a U.S. real property interest, or USRPI, or (ii) either (1) if the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain), or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in our common shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax.

Dispositions of Our Shares. Unless our common shares constitute a USRPI, a sale of the shares by a non-U.S. shareholder (including a redemption of our shares treated as a sale or exchange as described under “—Redemptions” above) generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is not met, our common shares nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. shareholders. We expect to be a domestically controlled REIT and, therefore, the sale of our common shares (or redemption of our shares treated as a sale or exchange) should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will continue to be a domestically controlled REIT.

If our common shares constitute a USRPI, then gain on the sale of our common shares (or redemption of our shares treated as a sale or exchange) will be subject to taxation under FIRPTA (i.e., the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares (or the REIT, in the case of a redemption) could be required to withhold 10% of the purchase price and remit such amount to the IRS.)

Gain from the sale of our common shares (or redemption of our shares treated as a sale or exchange) that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Tax Consequences of Participation in Our Plan

General

We plan to offer shareholders and prospective shareholders the opportunity to participate in our plan. Shares of our common shares acquired from us or in the open market pursuant to our plan may be purchased at up to a 5% discount, including any brokerage fees, commissions or administrative costs paid by us on your behalf.

Amounts Treated as a Distribution

A shareholder whose dividends are reinvested in our common shares purchased from us or in the open market will be treated for U.S. federal income tax purposes as having received a distribution from us with respect to our common shares equal to the fair market value of our common shares credited to the shareholder’s plan account on the date the dividends are reinvested plus any brokerage fees and any other expenses deducted from the amount of the distribution reinvested. The amount of the distribution deemed received (and that will be reported on the Form 1099-DIV received by the shareholder) may exceed the amount of the cash dividend that was reinvested, due to a discount that may be offered on the purchase price of the common shares purchased.

At this time, Participants will not have the option to make voluntary contributions to the plan to purchase shares in excess of the amount of shares that can be purchased with their distributions. Our board of trustees reserves the right, however, to amend the plan in the future to permit voluntary contributions to the plan by Participants, to the extent consistent with our objective of qualifying as a REIT. If a cash purchase feature is adopted, a Participant will be treated for U.S. federal income tax purposes as having received a distribution from the REIT with respect to its shares equal to the fair market value of its shares credited to the shareholder’s dividend reinvestment plan account on the date the shares are purchased (plus any brokerage fees paid by the REIT) less the amount paid by the shareholder for the common shares.

In the situations described above (including where distributions from us are automatically reinvested), a shareholder will generally be treated as receiving a distribution from us even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions paid by us, as described above under “Taxation of Taxable U.S. Shareholders,” “Taxation of Tax-Exempt U.S. Shareholders,” or “Taxation of Non-U.S. Shareholders,” as applicable.

Basis and Holding Period in Shares Acquired Pursuant to Our Plan

Subject to the discussion below regarding the “average basis method,” the tax basis for our common shares acquired by reinvesting cash distributions through our plan generally will equal the fair market value of our common shares on the date of distribution (plus the amount of any brokerage fees paid by the shareholder). Accordingly, if we offer a discount on the purchase price of our common shares purchased with reinvested cash distributions, the tax basis in our common shares would include the amount of any discount. The holding period for our common shares acquired by reinvesting cash distributions will begin on the day following the date of distribution.

Subject to the discussion below regarding the “average basis method,” the tax basis in any common shares acquired through an optional cash purchase (which is not currently available under our plan) generally will equal the cost paid by the Participant in acquiring the shares, including any brokerage fees paid by the shareholder. If the REIT offers a discount on the purchase price of the shares purchased by paying any brokerage fees, then the tax basis in those shares also would include any amounts taxed as a dividend.

Absent an election to the contrary from you, our plan administrator intends to use the “FIFO” (as defined in applicable Treasury regulations) method for shares of our common shares acquired by or for you under our plan. The FIFO method of computing tax basis will apply to shares acquired by or for you under our plan, except to the extent you provide notice to our plan administrator that you elect to use the average basis method of computing the tax basis of your shares under our plan or another permitted method. Our plan complies with recent Treasury regulations, which generally allow taxpayers to elect to use the average basis method with respect to shares acquired in connection with a dividend reinvestment plan if the plan requires the reinvestment of at least 10% of every dividend. As a result, you may make an election to use the average basis method of determining such tax basis at any time, and such method will apply to all dispositions of shares under our plan following such election. You should consult your tax advisor regarding the average basis method and the elections that are appropriate for you.

IRS regulations require us to report the cost basis and gain or loss to a shareholder upon sale or liquidation of “covered shares.” For purposes of the regulations, all shares acquired by non-tax exempt shareholders on or after January 1, 2011 will be considered “covered shares” and will be subject to the new reporting requirement. In addition, beginning on January 1, 2012, all shares acquired by non-tax exempt shareholders through our dividend reinvestment plan will also be considered “covered shares.” Upon the sale or liquidation of “covered shares,” a broker must report both the cost basis of the shares and the gain or loss recognized on the sale of those shares to the shareholder and to the IRS on Form 1099-B.

Withdrawal of Shares from Our Plan

When a Participant withdraws shares from our plan and receives shares certificates, the Participant will not realize any taxable income. However, if the Participant receives cash for a fractional share, the Participant will be required to recognize gain or loss with respect to that fractional share.

Effect of Withholding Requirements

Withholding requirements generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to our plan. See “—Taxation of Non-U.S. shareholders,” “—Backup Withholding and Information Reporting” and “—Legislation Relating to Foreign Accounts” for discussion of the withholding requirements that apply to other distributions that we pay. All withholding amounts will be withheld from distributions before the distributions are reinvested under our plan. Therefore, if a shareholder is subject to withholding, distributions which would otherwise be available for reinvestment under our plan will be reduced by the withholding amount.

You should be aware that, because shares purchased with reinvested dividends may be purchased at up to a 5% discount (including any brokerage fees, commissions and administrative costs paid by us on your behalf in connection with the reinvestment), the taxable income received by you as a Participant in our plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

Medicare Tax on Investment Income

For taxable years beginning after December 31, 2012, recently enacted legislation imposes a 3.8% U.S. federal income tax on the “net investment income” of certain individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, net investment income generally includes gross income from interest, dividends and net gains from certain property sales (including shares) less certain deductions. U.S. shareholders are urged to consult their tax advisors regarding this legislation.

Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose U.S. federal withholding taxes on U.S. source payments made after December 31, 2013, to “foreign financial institutions” and certain other non-U.S. entities and on certain non-U.S. “pass thru” payments made and disposition proceeds of U.S. securities realized, after December 31, 2014 pursuant to proposed Treasury regulations. Under this legislation, the failure to comply with certain certification, information reporting and other requirements could result in withholding tax being imposed on payments of sales proceeds and dividends to U.S. Shareholders who own our common shares through foreign accounts or foreign intermediaries, as well as certain non-U.S. shareholders. In particular, the legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common shares paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding this legislation.

Backup Withholding and Information Reporting

We report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gains distribution to any U.S. shareholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to back-up withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common shares within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common shares conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Other Tax Considerations

State, Local and Foreign Taxes

We and our shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax adviser regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common shares.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common shares.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

PLAN OF DISTRIBUTION

We are offering a maximum of 25,000,000 of our common shares of beneficial interest to the Participants. Shares will be sold initially at a price of $9.50 per share. In the event that our board of trustees determines that the fair market value of our common shares has changed, common shares will thereafter be sold pursuant to the plan at a price determined by our board of trustees, which price shall not be less than 95% of the fair market value of a common share on the reinvestment date (including any administrative costs paid by us on Participants’ behalf) as so determined. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the plan. We shall be responsible for all administrative charges and expenses charged by the plan administrator.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule of CB Richard Ellis Realty Trust and subsidiaries, or the Company (now operating as Chambers Street Properties and subsidiaries), incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the years ended December 31, 2011 and 2010, and the effectiveness of CB Richard Ellis Realty Trust and subsidiaries’, now operating as Chambers Street Properties and subsidiaries, internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update No. 2011-05 Presentation of Comprehensive Income as of January 1, 2011 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related schedule of Duke/Hulfish, LLC and subsidiaries as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010, and 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that this offering is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents that we have previously filed with the SEC, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

¡	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 30, 2012;

¡	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 15, 2012;

¡	Our Proxy Statement on Schedule 14A for our 2012 Annual Meeting of Shareholders, filed on April 30, 2012;

¡	Our Current Report on Form 8-K/A filed on February 3, 2012;

¡	Our Current Report on Form 8-K, filed on February 15, 2012;

¡	Our Current Report on Form 8-K, filed on April 30, 2012;

¡	Our Current Report on Form 8-K, filed on June 22, 2012;

¡	Our Current Report on Form 8-K, filed on July 5, 2012; and

¡	The description of our common shares contained in Post-Effective Amendment No. 10 to our Registration Statement on Form S-11 (Registration No. 333-152653) filed on August 22, 2011.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC’s website at the address www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents, unless those exhibits are incorporated by reference. You should direct any written requests for documents to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, or call (609) 683-4900. Such documents may also be accessed on our website at www.chambersstreetproperties.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form a part of this prospectus or any other report or document we file or furnish with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, in Washington, D.C., a registration statement on Form S-3 with respect to the shares offered pursuant to this prospectus. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports, proxy statements and other information with the SEC. For further information regarding us and the common shares offered by this prospectus, you may review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933, as amended, on the SEC’s website at www.sec.gov.

The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC. You may obtain information on the operation of this public reference room by calling the SEC at 1-800-SEC-0330.

APPENDIX A

ENROLLMENT FORM

Chambers Street Properties Second Amended and Restated Dividend Reinvestment Plan	Return via Standard Mail Chambers Street Properties PO Box 219001 Kansas City, MO 64121-9001	Return via Overnight Delivery Chambers Street Properties 430 W 7th Street, Suite 219001 Kansas City, MO 64105-9001	CNL Client Services Toll-Free 866 650-0650 Fax 877 694-1116

one	Investor Information

Thank you for your interest in the Chambers Street Properties Second Amended and Restated Dividend Reinvestment Plan (“Reinvestment Plan”). We are pleased to offer this distribution option to our shareholders for their investment portfolios. In order to become a participant in the Reinvestment Plan, please complete this form and return it to Chambers Street Properties (“CSP”), at the address indicated above. This form will not be accepted by CSP and DST Systems, Inc. (the “Reinvestment Agent”) unless it is completed in its entirety.

By signing below, the registered shareholder submitting this form appoint(s) the Reinvestment Agent as its agent under the terms of the Reinvestment Plan and certifies that the information contained herein is true and correct as of the date of this form. In addition, by signing below, the undersigned hereby certifies to CSP and the Reinvestment Agent that the undersigned (i) has received the current Prospectus for CSP and agrees to abide by the provisions of the Reinvestment Plan; (ii) meets the suitability requirements as stated in the current Prospectus for CSP; and (iii) agrees to notify CSP in the event that there is any material change in his/her financial condition or if any representation under this Authorization Form becomes inaccurate.

Name on CSP Account (Mr./Mrs./Ms./Joint)

Social Security Number/TIN

Address

	City	State	Zip

Telephone Number

Email Address

Select Only One.	Ownership Type: ☐ Individual ☐ Joint (all parties must sign) ☐ IRA ☐ Trust ☐ Other
Other Ownership Type

two	Subscriber Signatures

Please sign exactly as your account is registered.	Signature		Date

	Signature		Date

© 2012 Chambers Street Properties	Revised 7/5/2012 • Page 1 of 1

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APPENDIX B

CHAMBERS STREET PROPERTIES

SECOND AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Chambers Street Properties, a Maryland real estate investment trust (the “Company”), has adopted a second amended and restated dividend reinvestment plan (the “Plan”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s Declaration of Trust unless otherwise defined herein.

1. Participants. “Participants” are our existing shareholders and persons who receive our shares upon conversion of OP units of CSP Operating Partnership, LP who elect to participate in the Plan, provided such persons meet the investor suitability and minimum purchase requirements of their states of residence.

2. Dividend Reinvestment. The Company will apply all of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s common shares to the purchase of additional common shares for such Participant. Such shares will be sold through a broker-dealer through whom the Company sold the underlying shares to which the Distributions relate in its previous offerings unless the Participant makes a new election through a different distribution channel. No sales commissions will be paid in connection with purchases under the Plan.

3. Administrator. DST Systems, Inc. will serve as the plan administrator. The plan administrator will administer the plan, keep records and will provide each Participant with purchase confirmations.

4. Procedure for Participation. Qualifying shareholders may elect to become a Participant by completing and executing an enrollment form or any other Company-approved authorization form as may be available from the plan administrator. Participation in the Plan will begin with the next Distribution payable after receipt of a Participant’s enrollment or authorization provided such notice is received more than 30 days prior to the last day of the fiscal quarter. Shares will be purchased under the Plan on the date that the Company makes a Distribution. Distributions will be paid quarterly.

5. Purchase of Shares. The Company’s board of trustees determined that the offering price for shares under the Plan will initially be $9.50 per share. In the Company’s recent public offering of common shares, the price per common share was $10.00. In the event that the Company’s board of trustees determines that the fair market value of the Company’s common shares has changed, common shares will thereafter be sold pursuant to the Plan at a price determined by the board of trustees, which price shall not be less than 95% of the fair market value of a common share on the reinvestment date (including any administrative costs paid by us on Participants’ behalf) as so determined. There is no public trading market for the Company’s common shares. The initial offering price per share may not reflect the value of the underlying assets. The selling price also may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a shareholder may receive if the Company liquidated or dissolved. The purchase of fractional shares is a permissible, and likely, result of the reinvestment of Distributions under the Plan. Shares may be issued under the Plan until all shares registered as part of the Plan offering have been sold.

6. Investment of Distribution. The Company’s plan administrator will use the aggregate amount of distributions to all Participants for each fiscal quarter to purchase shares (including fractional shares) for the Participants. If the aggregate amount of distributions to Participants exceeds the amount necessary to purchase all shares then available for purchase, the plan administrator will purchase all available shares and will return all remaining distributions to the Participants within 30 days after the date such distributions are made. Any distributions not so invested will be returned to Participants. At this time, Participants will not have the option to make voluntary contributions to the Plan to purchase shares in excess of the amount of shares that can be purchased with their distributions. The Company’s board of trustees reserves the right, however, to amend the Plan in the future to permit voluntary contributions to the Plan by Participants, to the extent consistent with the Company’s objective of qualifying as a REIT.

7. Taxation of Distributions. The reinvestment of Distributions in the Plan does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan. Participants should be aware that, because shares purchased with reinvested dividends may be purchased at up to a 5% discount, the taxable income received by a Participant may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

8. Share Certificates. The shares issuable under the Plan shall be uncertificated until the board of trustees determines otherwise.

9. Voting of Plan Shares. In connection with any matter requiring the vote of the Company’s shareholders, each Participant will be entitled to vote all of the whole shares acquired by the Participant through the Plan. Fractional shares will not be voted.

B-1

10. Purchase Confirmations. Within 30 days after the end of each quarter, the plan administrator shall provide each Participant (or his or her designee) with (i) an individualized report on the Participant’s investment, including each dividend reinvested during the quarter, the reinvestment date(s), purchase price and number of shares purchased during the quarter and the total number of shares owned; and (ii) all material information regarding the Plan and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by a broker-dealer in the Plan offering in order for such broker-dealer to meet its obligation to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

11. Fees and Commissions. The Company shall not pay selling commissions, a dealer manager fee or a marketing support fee on shares sold under the Plan and shall not receive a fee for selling shares under the Plan. The Company will be responsible for all administrative charges and expenses charged by the plan administrator. Any interest earned on such distributions will be paid to the Company to defray certain costs relating to the Plan.

12. Termination by Participant. A Participant may terminate participation (in whole and not in part) in the Plan at any time, without penalty, by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the fiscal period to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the Plan with respect to the transferred shares. Upon termination of Plan participation, Distributions will be distributed by the plan administrator to the shareholder of record (or, if the common shares are held in street or other nominee name, then to such nominee).

13. Amendment or Termination of Plan by the Company. The board of trustees of the Company may amend or terminate the Plan for any reason upon ten days’ written notice to the Participants.

14. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities act of a state, the Company has been advised that, in the opinion of the Securities and Exchange Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

15. Governing Law. This Plan shall be governed by the laws of the State of Maryland.

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PART II

Information Not Required in This Prospectus

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the issuance and distribution of the common shares being registered by Chambers Street Properties, or the Registrant, all of which will be paid by the Registrant. All amounts are estimated except the SEC registration fee.

SEC registration fee	$27,218	*
Accounting fees and expenses	$25,000
Legal fees and expenses	$60,000
Blue Sky fees and expenses	$25,000
Printing expenses	$15,000
Miscellaneous	$25,000

Total	$177,218

*	The entire amount of this fee was paid utilizing a previously paid registration fee.

ITEM 15.	Indemnification of Trustees and Officers.

Pursuant to Title 8 of the Maryland REIT Law and the NASAA Guidelines, our Declaration of Trust provides that until our shares are listed on a national securities exchange, our trustees, the former investment advisor and its affiliates will be indemnified by us for losses arising from our operation only if all of the following conditions are met:

¡	our trustees, the former investment advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

¡	our trustees, the former investment advisor or its affiliates were acting on our behalf or performing services for us;

¡	in the case of affiliated trustees, the former investment advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

¡	in the case of independent trustees, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

¡	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the shareholders.

Until our shares are listed on a national securities exchange, indemnification of the trustees, officers, employees, agents, the former investment advisor, affiliates or any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or U.S. federal securities laws, unless one or more of the following conditions are met:

¡	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

¡	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

¡

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our Declaration of Trust provides that until our shares are listed on a national securities exchange, the advancement of our funds to our trustees, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

¡	the legal action relates to acts or omissions with respect to the performance of duties or on behalf of us;

¡

our trustees, officers, employees, agents, advisor or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification;

¡

the legal action is initiated by a third party who is not a shareholder or, if the legal action is initiated by a shareholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and

¡

our trustees, officers, employees, agents, advisor or affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such trustees, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

ITEM 16.	Exhibits.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on July 5, 2012.

CHAMBERS STREET PROPERTIES

By:	/s/ JACK A. CUNEO
Jack A. Cuneo, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date

By:	/s/ JACK A. CUNEO Jack A. Cuneo	President, Chief Executive Officer and Trustee (Principal Executive Officer)	July 5, 2012

By:	* Charles E. Black	Chairman of the Board of Trustees	July 5, 2012

By:	/s/ MARTIN A. REID Martin A. Reid	Trustee and Chief Financial Officer (Principal Financial and Accounting Officer)	July 5, 2012

By:	* James M. Orphanides	Trustee	July 5, 2012

By:	/S/ LOUIS P. SALVATORE Louis P. Salvatore	Trustee	July 5, 2012

*By:	/s/ JACK A. CUNEO Jack A. Cuneo Attorney-in-fact

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INDEX TO EXHIBITS

Exhibit No.	Exhibit Title

3.1	Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-127405) filed September 13, 2006 and incorporated herein by reference).

3.2	Articles of Amendment of Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File 000-53200) filed on June 22, 2009 and incorporated herein by reference).

3.3	Second Articles of Amendment to the Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-53200) filed June 22, 2012 and incorporated herein by reference).

3.4	Third Amended and Restated Bylaws of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 000-53200) filed June 22, 2012 and incorporated herein by reference).

4.1	Second Amended and Restated Dividend Reinvestment Plan (Included in the prospectus as Appendix B and incorporated herein by reference).

5.1	Opinion of Clifford Chance US LLP as to the legality of the securities being registered. (Previously filed as Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-179366) filed February 3, 2012 and incorporated herein by reference).

8.1	Opinion of Clifford Chance US LLP with respect to tax matters. (Previously filed as Exhibit 8.1 to the Registration Statement on Form S-3 (File No. 333-179366) filed February 3, 2012 and incorporated herein by reference).

23.1	Consent of Clifford Chance US LLP (Included in Exhibits 5.1 and 8.1 and incorporated herein by reference).

23.2	Consent of Deloitte & Touche LLP.*

23.3	Consent of KPMG LLP.*

24.1	Power of Attorney (Previously filed on the signature page to the Registration Statement on Form S-3 (333-179366) filed on February 3, 2012).

99.1	Enrollment Form (Included in the prospectus as Appendix A and incorporated herein by reference).

*	Filed herewith.